Exhibit 99.1

Contact:	For news media – George E. Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101

PPL completes sale of hydroelectric assets in Maine

ALLENTOWN, Pa. (Nov. 2, 2009) -- PPL Corporation (NYSE: PPL) announced Monday (11/2) that its PPL Maine subsidiary has completed the sale of the majority of PPL Maine’s hydroelectric generation business to Black Bear Hydro Partners, LLC, an affiliate of ArcLight Capital Partners, LLC, for approximately $81 million.
The sale to the ArcLight affiliate involves five hydroelectric generating facilities in Maine that produce a total of 23 megawatts of electricity and are 100 percent owned by PPL; and PPL’s 50 percent ownership interest in a separate 13-megawatt hydroelectric project, of which the other 50 percent is already owned by another ArcLight affiliate.
The $81 million excludes certain contingent consideration that will be realized upon completion of PPL’s previously announced potential sale of three other hydroelectric facilities to the Penobscot River Restoration Trust.
That transaction originated in June 2004, when PPL partnered with a coalition of environmental groups, government agencies and the Penobscot Indian Nation on a settlement agreement to provide the Trust with the option to buy these three facilities. The Trust exercised this option in June 2008, and the completion of that sale is pending the receipt of certain state and federal regulatory approvals.
“PPL believes strongly in this important project and remains fully committed to obtaining all approvals necessary to transfer these three facilities to the Trust,” said William H. Spence, PPL’s executive vice president and chief operating officer.
PPL expects to record a special after-tax gain of approximately $0.06 per share, excluding the contingent consideration, in the fourth quarter of 2009 as a result of the ArcLight transaction. PPL would record another special after-tax gain of approximately $0.02 per share upon receipt of the contingent consideration from ArcLight.
Both the initial and the contingent consideration from ArcLight’s affiliate would enhance PPL’s cash flow position and be modestly accretive to the company’s earnings. PPL is not changing its current 2009 forecast of earnings from ongoing operations as a result of the sale.
“As is the case with the pending sale of our Long Island generation business, these have been good assets for us in Maine but are not core to our concentrated generation positions in the PJM Interconnection and in the Northwest,” Spence said.
PPL Corporation, headquartered in Allentown, Pa., controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.
ArcLight Capital Partners, LLC, is one of the world’s leading energy investment firms with more than $6.8 billion under management. ArcLight’s investment team has extensive energy investing experience, industry relationships and asset level knowledge. ArcLight is headquartered in Boston with offices in New York City, London and Luxembourg. More information about ArcLight can be found at http://www.arclightcapital.com.

#     #     #

Certain statements contained in this news release, including statements with respect to future earnings, cash flow and business disposition, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; competition; accounting requirements; operating performance and costs of plants and other facilities; political, regulatory or economic developments and conditions; disposition proceeds; and regulatory approvals. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.